Exhibit 10.3

Associates Program Operating Agreement

Updated: July 1, 2012. (Current Associates: See what's changed)

This Associates Program Operating Agreement (“Operating Agreement”) contains the terms and conditions that govern your participation in the Amazon Services LLC Associates Program (the “Program”). “We,” “us,” or “our” means Amazon Services LLC or any of its affiliate companies (excluding those that sell retail products), as the case may be. “You” or “your” means the applicant. A “site” means a website. “Amazon Site” means the amazon.com site, the endless.com site, the amazonsupply.com site, or the myhabit.com site, as applicable. “Your site” means any site(s) and any software application(s) that you link to the Amazon Site.

BY CHECKING THE BOX INDICATING THAT YOU AGREE TO THE TERMS AND CONDITIONS OF THIS OPERATING AGREEMENT, OR BY CONTINUING TO PARTICIPATE IN THE PROGRAM FOLLOWING OUR POSTING OF A CHANGE NOTICE, REVISED OPERATING AGREEMENT, OR REVISED OPERATIONAL DOCUMENTATION ON THE AMAZON.COM SITE, YOU (A) AGREE TO BE BOUND BY THIS OPERATING AGREEMENT; (B) ACKNOWLEDGE AND AGREE THAT YOU HAVE INDEPENDENTLY EVALUATED THE DESIRABILITY OF PARTICIPATING IN THE PROGRAM AND ARE NOT RELYING ON ANY REPRESENTATION, GUARANTEE, OR STATEMENT OTHER THAN AS EXPRESSLY SET FORTH IN THIS OPERATING AGREEMENT; AND (C) HEREBY REPRESENT AND WARRANT THAT YOU ARE LAWFULLY ABLE TO ENTER INTO CONTRACTS (E.G., YOU ARE NOT A MINOR) AND THAT YOU ARE AND WILL REMAIN IN COMPLIANCE WITH THIS OPERATING AGREEMENT, INCLUDING THEASSOCIATES PROGRAM PARTICIPATION REQUIREMENTS. IN ADDITION, IF THIS OPERATING AGREEMENT IS BEING AGREED TO BY A COMPANY OR OTHER LEGAL ENTITY, THEN THE PERSON AGREEING TO THIS OPERATING AGREEMENT ON BEHALF OF THAT COMPANY OR ENTITY HEREBY REPRESENTS AND WARRANTS THAT HE OR SHE IS AUTHORIZED AND LAWFULLY ABLE TO BIND THAT COMPANY OR ENTITY TO THIS OPERATING AGREEMENT.

1. Description of the Program

The purpose of the Program is to permit you to advertise Products on your site and to earn advertising fees for Qualifying Purchases (defined in Section 7) made by your end users. A “Product” is any item sold on the Amazon Site, other than any product that is listed on this page (collectively, “Excluded Products”). Product may also include certain services, if any, expressly included on the Associates Program Advertising Fee Schedule. In order to facilitate your advertisement of Products, we may make available to you data, images, text, link formats, widgets, links, and other linking tools, and other information in connection with the Program ("Content"). Content specifically excludes any data, images, text, or other information or content relating to products offered on any site other than the Amazon Site.

2. Enrollment

To begin the enrollment process, you must submit a complete and accurate Program application. You must identify your site in your application. We will evaluate your application and notify you of its acceptance or rejection. We may reject your application if we determine that your site is unsuitable. Unsuitable sites include those that:

(a) promote or contain sexually explicit materials;

(b) promote violence or contain violent materials;

(c) promote or contain libelous or defamatory materials;

(d) promote discrimination, or employ discriminatory practices, based on race, sex, religion, nationality, disability, sexual orientation, or age;

(e) promote or undertake illegal activities;

(f) include any trademark of Amazon or its affiliates, or a variant or misspelling of a trademark of Amazon or its affiliates, in any domain name, subdomain name, or in any username, group name, or other identifier on any social networking site (see the Trademark Guidelines for examples); or

(g) otherwise violate intellectual property rights.

If we reject your application, you are welcome to reapply at any time. However, if we accept your application and we later determine that your site is unsuitable, we may terminate this Operating Agreement.

You will ensure that the information in your Program application and otherwise associated with your account, including your email address and other contact information and identification of your site, is at all times complete, accurate, and up-to-date. We may send notifications (if any), approvals (if any), and other communications relating to the Program and this Operating Agreement to the email address then-currently associated with your Program account. You will be deemed to have received all notifications, approvals, and other communications sent to that email address, even if the email address associated with your account is no longer current.

In addition, if at any time following your enrollment in the Program you become a resident of Arkansas, Colorado, Illinois, North Carolina, Rhode Island, or Connecticut, you will become ineligible to participate in the Program, and this Operating Agreement will automatically terminate, on the date you establish residency in that state. In addition, you must promptly notify us in writing of your Arkansas, Colorado, Illinois, North Carolina, Rhode Island, or Connecticut residency, which you may do via the Contact Associates Customer Service form available here.

3. Links on Your Site

After you have been notified that you have been accepted into the Program, you may display Special Links on your site. “Special Links” are links to the Amazon Site that you place on your site in accordance with this Operating Agreement, that properly utilize the special “tagged” link formats we provide, and that comply with the Associates  Program Linking Requirements. Special Links permit accurate tracking, reporting, and accrual of advertising fees.

You may earn advertising fees only as described in Section 7 and only with respect to activity on the Amazon Site occurring directly through Special Links. We will have no obligation to pay you advertising fees if you fail to properly format the links on your site to the Amazon Site as Special Links, including to the extent that such failure may result in any reduction of advertising fee amounts that would otherwise be paid to you under this Operating Agreement.

4. Program Requirements

By participating in the Program, you agree that you will comply with the Associates Program Participation  Requirements and all pages, schedules, policies, guidelines, and other documents and materials referenced in this Operating Agreement (collectively, “Operational Documentation”).

You will provide us with any information that we request to verify your compliance with this Operating Agreement or any Operational Documentation. In addition to any other rights or remedies available to us, we may terminate this Operating Agreement, withhold (and you agree you are not eligible for) any advertising fees payable to you under this Operating Agreement, or both, if we determine that you or other persons that we determine are affiliated with you or acting in concert with you (whether in respect to any existing or previously terminated Associates account:

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have not complied with any requirement or restriction described in the Associates Program Participation  Requirements page or any other Operational Documentation or have otherwise violated this Operating Agreement;

●	have violated the Product Advertising API License Agreement (“License Agreement”); or

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have violated any requirement or restriction described in the applicable agreements governing participation in any other Associates Program offering provided by any of our affiliates (e.g., the Amazon EU Associates Programme, the Amazon.ca Associates Program, the Amazon.cn Associates Program, and the Amazon.co.jp Associates Program.

In addition, you hereby consent to us:

●	sending you emails relating to the Program from time to time;

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monitoring, recording, using, and disclosing information about your site and visitors to your site that we obtain in connection with your display of Special Links (e.g., that a particular Amazon customer clicked through a Special Link from your site before buying a Product on the Amazon Site) in accordance with the Amazon.com Privacy Notice; and

●	monitoring, crawling, and otherwise investigating your site to verify compliance with this Operating Agreement and the Operational Documentation.

5. Responsibility for Your Site

You will be solely responsible for your site, including its development, operation, and maintenance and all materials that appear on or within it. For example, you will be solely responsible for:

●	the technical operation of your site and all related equipment;

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displaying Special Links and Content on your site in compliance with this Operating Agreement and the Operational Documentation and any agreement between you and any other person or entity (including any restrictions or requirements placed on you by any person or entity that hosts your site);

●
creating and posting, and ensuring the accuracy, completeness, and appropriateness of, materials posted on your site (including all Product descriptions and other Product-related materials and any information you include within or associate with Special Links);

●
using the Content, your site, and the materials on or within your site in a manner that does not infringe, violate, or misappropriate any of our rights or those of any other person or entity (including copyrights, trademarks, privacy, publicity or other intellectual property or proprietary rights);

●
disclosing on your site accurately and adequately, either through a privacy policy or otherwise, how you collect, use, store, and disclose data collected from visitors, including, where applicable, that third parties (including us and other advertisers) may serve content and advertisements, collect information directly from visitors, and place or recognize cookies on visitors’ browsers; and

●	any use that you make of the Content and the Amazon Marks, whether or not permitted under this Operating Agreement.

We will have no liability for these matters or for any of your end users’ claims relating to these matters, and you agree to defend, indemnify, and hold us, our affiliates and licensors, and our and their respective employees, officers, directors, and representatives, harmless from and against all claims, damages, losses, liabilities, costs, and expenses (including attorneys’ fees) relating to (a) your site or any materials that appear on your site, including the combination of your site or those materials with other applications, content, or processes; (b) the use, development, design, manufacture, production, advertising, promotion, or marketing of your site or any materials that appear on or within your site, and all other matters described in this Section 5; (c) your use of any Content, whether or not such use is authorized by or violates this Operating Agreement, any Operational Documentation, or applicable law; (d) your violation of any term or condition of this Operating Agreement or any Operational Documentation; or (e) your or your employees' negligence or willful misconduct.

6. Order Processing

We will process Product orders placed by customers who follow Special Links from your site to the Amazon Site. We reserve the right to reject orders that do not comply with any requirements on the Amazon Site, as they may be updated from time to time. We will track Qualifying Purchases (defined in Section 7) for reporting and advertising fee accrual purposes and will make available to you reports summarizing those Qualifying Purchases.

7. Advertising Fees

We will pay you advertising fees on Qualifying Purchases in accordance with Section 8 and the Associates Program Advertising Fee Schedule. Subject to the exclusions set forth below, a “Qualifying Purchase” occurs when (a) a customer clicks through a Special Link on your site to the Amazon Site; (b) during a single Session that customer either (i) adds a Product to his or her shopping cart and places the order for that Product no later than 89 days following the customer’s initial click-through, (ii) purchases a Product via our 1-Click feature, or (iii) streams or downloads a Product from the Amazon Site if the Product is a Digital Product; and (c) the Product is shipped to or streamed or downloaded by, and paid for by, the customer.

A "Session" begins when a customer clicks through a Special Link on your site to the Amazon Site and ends upon the first to occur of the following: (x) 24 hours (except in the case of Special Links to the myhabit.com site, in which case 30 days) elapses from that click; (y) the customer places an order for a Product that is not a Digital Product; or (z) the customer follows a Special Link to the Amazon Site that is not your Special Link.

A “Digital Product” is a Product sold under the name “Amazon MP3,” “Amazon Shorts,” “eDocs,” “Amazon Instant Video,” “Amazon Software Downloads,” “Game Downloads,” and “Kindle Books,” “Kindle Newspapers,” “Kindle Blogs,” “Kindle Newsfeeds,” or “Kindle Magazines.”

Qualifying Purchases exclude, and we will not pay advertising fees on any of, the following:

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any Product that, after expiration of the applicable Session, is added to a customer’s Shopping Cart, is purchased by a customer via our 1-Click feature, or is streamed or downloaded by a customer, even if the customer previously followed a Special Link from your site to the Amazon Site;

●	any Product purchase that is not correctly tracked or reported because the links from your site to the Amazon Site are not properly formatted;

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any Product purchased through a Special Link by you or on your behalf, including Products you purchase through Special Links for yourself, friends, relatives, or associates (e.g., personal orders, orders for your own use, and orders placed by you for or on behalf of any other person or entity);

●	any Product purchased for resale or commercial use of any kind;

●	any Product purchased after termination of this Operating Agreement;

●	any Product order that is canceled or returned; and

●	any Product purchased by a customer who is referred to the Amazon Site through any of the following:

●	a Prohibited Paid Search Placement; or

●
a link to the Amazon Site, including a Redirecting Link, that is generated or displayed on a Search Engine in response to a general Internet search query or keyword (i.e., in natural, free, organic, or unpaid search results), whether those links appear through your submission of data to that site or otherwise.

“Prohibited Paid Search Placement” means an advertisement that you purchased through bidding on keywords, search terms, or other identifiers (including Proprietary Terms) or other participation in keyword auctions. “Proprietary Term” means keywords, search terms, or other identifiers that include the word “amazon,” “endless,” “Kindle,” “myhabit,” or “Javari,” or any other trademark of Amazon or its affiliates ( see a non-exhaustive list ofour  trademarks), or variations or misspellings of any of those words (e.g., “ammazon,” “amaozn,” “endlss,” “enldess,” “kindel,” and “javary”). “Redirecting Link” means a link that sends users indirectly to the Amazon Site via an intermediate site or webpage and without requiring the user to click on a link or take some other affirmative action on that intermediate site or webpage. “Search Engine” means Google, Yahoo, Bing, or any other search engine, portal, sponsored advertising service, or other search or referral service, or any site that participates in any of their respective networks.

8. Advertising Fee Payment

We will pay you advertising fees on a monthly basis for Qualifying Purchases shipped, streamed, or downloaded (as applicable) in a given month, subject to any applicable withholding or deduction described below. We will pay you approximately 60 days following the end of each calendar month using the payment method you choose from the following available options. If you have not selected one of the payment methods below, we will withhold any unpaid accrued advertising fees until you have done so.

(a) Payment by Direct Deposit. If you select payment by direct deposit, we will directly deposit the advertising fees you earn into the bank account you designate, but may accrue and withhold advertising fees until the total amount due to you is at least $10. If you select this method of payment, you must provide us with the name of your bank, the bank account type, the 9-digit routing number/ABA number, the account number, and the name of the primary account holder as it appears on the account. If you have chosen payment by direct deposit and you do not provide this information, or it is not valid (e.g., the account has been closed or changed) or the payment is otherwise rejected by your bank, then you will instead receive payment by check and be subject to the processing fees described below until you provide valid account information.

(b) Payment by Amazon.com Gift Card. If you select payment by amazon.com gift card, we will send you a gift card in the amount of the advertising fees you earn, redeemable for products on amazon.com, but we may accrue and withhold advertising fees until the total amount due to you is at least $10. All amazon.com gift cards will be subject to our then-current standard gift card terms and conditions.

(c) Payment by Check. If you select payment by check, we will send you a check in the amount of the advertising fees you earn, but we may accrue and withhold advertising fees until the total amount due to you is at least $100.

We will deduct a processing fee in the amount of $15 from the advertising fees payable to you for each check we send to you.

If you have not earned any advertising fees in the 3 years prior to any given calendar month, then on the first day of that calendar month we may charge you an account maintenance fee that will be deducted from your unpaid accrued advertising fees. That account maintenance fee will be the lesser of $10 or the amount of unpaid accrued advertising fees in your account. Further, any unpaid accrued advertising fees in your account may be subject to escheatment under state law. We may be obligated by law to obtain tax information from you if you are a U.S. citizen, U.S. resident, or U.S. corporation, or if your business is otherwise taxable in the U.S. If we request tax information from you and you do not provide it to us, we may (in addition to any other rights or remedies available to us) withhold your advertising fees until you provide this information or otherwise satisfy us that you are not a person from whom we are required to obtain tax information.

9. Policies and Pricing

Customers who buy products through this Program are our customers with respect to all activities they undertake in connection with the Amazon Site. Accordingly, as between you and us, all pricing, terms of sale, rules, policies, and operating procedures concerning customer orders, customer service, and product sales set forth on the Amazon Site will apply to those customers, and we may change them at any time.

10. Identifying Yourself as an Associate

You will not issue any press release or make any other public communication with respect to this Operating Agreement, your use of the Content, or your participation in the Program. You will not misrepresent or embellish the relationship between us and you (including by expressing or implying that we support, sponsor, endorse, or contribute to any charity or other cause), or express or imply any relationship or affiliation between us and you or any other person or entity except as expressly permitted by this Operating Agreement. You must, however, clearly state the following on your site: “[Insert your name] is a participant in the Amazon Services LLC Associates Program, an affiliate advertising program designed to provide a means for sites to earn advertising fees by advertising and linking to [insert the applicable site name (amazon.com, endless.com, amazonsupply.com, or myhabit.com)].”

11. Limited License

Subject to the terms of this Operating Agreement and solely for the limited purposes of advertising Products on, and directing end users to, the Amazon Site in connection with the Program, we hereby grant you a limited, revocable, non-transferable, non-sublicensable, non-exclusive, royalty-free license to (a) copy and display the Content solely on your site; and (b) use only those of our trademarks and logos that we may make available to you as part of Content (those trademarks and logos, collectively, “Amazon Marks”) solely on your site and in accordance with the Associates Program Trademark Guidelines.

The license set forth in this Section 11 will immediately and automatically terminate if at any time you do not timely comply with any obligation under this Operating Agreement or any Operational Documentation, or otherwise upon termination of this Operating Agreement. In addition, we may terminate the license set forth in this Section 11 in whole or in part upon written notice to you. You will promptly remove from your site and delete or otherwise destroy all of the Content and Amazon Marks with respect to which the license set forth in this Section 11 is terminated or as we may otherwise request from time to time.

12. Reservation of Rights; Submissions

Other than the limited licenses expressly set forth in Section 11, we reserve all right, title and interest (including all intellectual property and proprietary rights) in and to, and you do not, by virtue of this Operating Agreement or otherwise, acquire any ownership interest or rights in or to, the Program, Special Links, link formats, Content, any domain name owned or operated by us or our affiliates, Operational Documentation, our and our affiliates’ trademarks and logos (including the Amazon Marks), and any other intellectual property and technology that we provide or use in connection with the Program. If you provide us or any of our affiliates with suggestions, reviews, modifications, data, images, text, or other information or content about a product or in connection with this Operating Agreement, any Content, or your participation in the Program, or if you modify any Content in any way, (collectively, “Your Submission”), you hereby irrevocably assign to us all right, title, and interest in and to Your Submission and grant us (even if you have designated Your Submission as confidential) a perpetual, paid-up royalty-free, nonexclusive, worldwide, irrevocable, freely transferable right and license to (a) use, reproduce, perform, display, and distribute Your Submission in any manner; (b) adapt, modify, re-format, and create derivative works of Your Submission for any purpose; (c) use and publish your name in the form of a credit in conjunction with Your Submission (however, we will not have any obligation to do so); and (d) sublicense the foregoing rights to any other person or entity. Additionally, you hereby warrant that: (y) Your Submission is your original work, or you obtained Your Submission in a lawful manner; and (z) our and our sublicensees’ exercise of rights under the license above will not violate any person’s or entity’s rights, including any copyright rights. You agree to provide us such assistance as we may require to document, perfect, or maintain our rights in and to Your Submission.

13. Compliance with Laws

In connection with your participation in the Program you will comply with all applicable laws, ordinances, rules, regulations, orders, licenses, permits, judgments, decisions, and other requirements of any governmental authority that has jurisdiction over you, including laws (federal, state, or otherwise) that govern marketing email (e.g., the CAN-SPAM Act of 2003).

14. Term and Termination

The term of this Operating Agreement will begin upon our acceptance of your Program application and will end when terminated by either you or us. Either you or we may terminate this Operating Agreement at any time, with or without cause, by giving the other party written notice of termination. Upon any termination of this Operating Agreement, any and all licenses you have with respect to Content will automatically terminate and you will immediately stop using the Content and Amazon Marks and promptly remove from your site and delete or otherwise destroy all links to the Amazon Site, all Amazon Marks, all other Content, and any other materials provided or made available by or on behalf of us to you under this Operating Agreement or otherwise in connection with the Program. We may withhold accrued unpaid advertising fees for a reasonable period of time following termination to ensure that the correct amount is paid (e.g., to account for any cancelations or returns). Upon any termination of this Operating Agreement, all rights and obligations of the parties will be extinguished, except that the rights and obligations of the parties under Sections 5, 9, 10, 12, 13, 14, 16, 17, 18, 19, and 20, together with any accrued but unpaid payment obligations of us under this Operating Agreement, will survive the termination of this Operating Agreement. No termination of this Operating Agreement will relieve either party for any liability for any breach of, or liability accruing under, this Operating Agreement prior to termination.

15. Modification

We may modify any of the terms and conditions contained in this Operating Agreement (and any Operational Documentation) at any time and in our sole discretion by posting a change notice, revised agreement, or revised Operational Documentation on the amazon.com site. Modifications may include, for example, changes to the Associates Program Advertising Fee Schedule, Associates Program Participation Requirements, payment procedures, and other Program requirements. IF ANY MODIFICATION IS UNACCEPTABLE TO YOU, YOUR ONLY RECOURSE IS TO TERMINATE THIS OPERATING AGREEMENT. YOUR CONTINUED PARTICIPATION IN THE PROGRAM FOLLOWING OUR POSTING OF A CHANGE NOTICE, REVISED OPERATING AGREEMENT, OR REVISED OPERATIONAL DOCUMENTATION ON THE AMAZON.COM SITE WILL CONSTITUTE YOUR BINDING ACCEPTANCE OF THE CHANGE.

16. Relationship of Parties

You and we are independent contractors, and nothing in this Operating Agreement or the Operational Documentation will create any partnership, joint venture, agency, franchise, sales representative, or employment relationship between you and us or our respective affiliates. You will have no authority to make or accept any offers or representations on our or our affiliates’ behalf. You will not make any statement, whether on your site or otherwise, that contradicts or may contradict anything in this section. If you authorize, assist, encourage, or facilitate another person or entity to take any action related to the subject matter of this Operating Agreement, you will be deemed to have taken the action yourself.

17. Limitation of Liability

WE WILL NOT BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES (INCLUDING ANY LOSS OF REVENUE, PROFITS, GOODWILL, USE, OR DATA) ARISING IN CONNECTION WITH THIS OPERATING AGREEMENT, THE PROGRAM, OPERATIONAL DOCUMENTATION, THE AMAZON SITE, OR THE SERVICE OFFERINGS (DEFINED BELOW), EVEN IF WE HAVE BEEN ADVISED OF THE POSSIBILITY OF THOSE DAMAGES. FURTHER, OUR AGGREGATE LIABILITY ARISING IN CONNECTION WITH THIS OPERATING AGREEMENT, THE PROGRAM, THE AMAZON SITE, AND THE SERVICE OFFERINGS WILL NOT EXCEED THE TOTAL ADVERTISING FEES PAID OR PAYABLE TO YOU UNDER THIS OPERATING AGREEMENT IN THE TWELVE MONTHS IMMEDIATELY PRECEDING THE DATE ON WHICH THE EVENT GIVING RISE TO THE MOST RECENT CLAIM OF LIABILITY OCCURRED.

18. Disclaimers

THE PROGRAM, THE AMAZON SITE, ANY PRODUCTS AND SERVICES OFFERED ON THE AMAZON SITE, ANY SPECIAL LINKS, LINK FORMATS, OPERATIONAL DOCUMENTATION, CONTENT, AMAZON.COM DOMAIN NAME, ENDLESS.COM DOMAIN NAME, AMAZONSUPPLY.COM DOMAIN NAME, MYHABIT.COM DOMAIN NAME OUR AND OUR AFFILIATES’ TRADEMARKS AND LOGOS (INCLUDING THE AMAZON MARKS), AND ALL TECHNOLOGY, SOFTWARE, FUNCTIONS, MATERIALS, DATA, IMAGES, TEXT, AND OTHER INFORMATION AND CONTENT PROVIDED OR USED BY OR ON BEHALF OF US OR OUR AFFILIATES OR LICENSORS IN CONNECTION WITH THE PROGRAM (COLLECTIVELY THE 'SERVICE OFFERINGS') ARE PROVIDED 'AS IS.' NEITHER WE NOR ANY OF OUR AFFILIATES OR LICENSORS MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE WITH RESPECT TO THE SERVICE OFFERINGS. EXCEPT TO THE EXTENT PROHIBITED BY APPLICABLE LAW, WE AND OUR AFFILIATES AND LICENSORS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SERVICE OFFERINGS, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND QUIET ENJOYMENT, AND ANY WARRANTIES ARISING OUT OF ANY COURSE OF DEALING, PERFORMANCE, OR TRADE USAGE. WE MAY DISCONTINUE ANY SERVICE OFFERING, OR MAY CHANGE THE NATURE, FEATURES, FUNCTIONS, SCOPE, OR OPERATION OF ANY SERVICE OFFERING, AT ANY TIME AND FROM TIME TO TIME. NEITHER WE NOR ANY OF OUR AFFILIATES OR LICENSORS WARRANT THAT THE SERVICE OFFERINGS WILL CONTINUE TO BE PROVIDED, WILL FUNCTION AS DESCRIBED, CONSISTENTLY OR IN ANY PARTICULAR MANNER, OR WILL BE UNINTERRUPTED, ACCURATE, ERROR FREE, OR FREE OF HARMFUL COMPONENTS. NEITHER WE NOR ANY OF OUR AFFILIATES OR LICENSORS WILL BE RESPONSIBLE FOR (A) ANY ERRORS, INACCURACIES, OR SERVICE INTERRUPTIONS, INCLUDING POWER OUTAGES OR SYSTEM FAILURES; OR (B) ANY UNAUTHORIZED ACCESS TO OR ALTERATION OF, OR DELETION, DESTRUCTION, DAMAGE, OR LOSS OF, YOUR SITE OR ANY DATA, IMAGES, TEXT, OR OTHER INFORMATION OR CONTENT. NO ADVICE OR INFORMATION OBTAINED BY YOU FROM US OR FROM ANY OTHER PERSON OR ENTITY OR THROUGH THE PROGRAM, CONTENT, OPERATIONAL DOCUMENTATION, THE AMAZON SITE, OR THE AFFILIATE-PROGRAM.AMAZON.COM SITE WILL CREATE ANY WARRANTY NOT EXPRESSLY STATED IN THIS OPERATING AGREEMENT. FURTHER, NEITHER WE NOR ANY OF OUR AFFILIATES OR LICENSORS WILL BE RESPONSIBLE FOR ANY COMPENSATION, REIMBURSEMENT, OR DAMAGES ARISING IN CONNECTION WITH (X) ANY LOSS OF PROSPECTIVE PROFITS OR REVENUE, ANTICIPATED SALES, GOODWILL, OR OTHER BENEFITS, (Y) ANY INVESTMENTS, EXPENDITURES, OR COMMITMENTS BY YOU IN CONNECTION WITH THIS OPERATING AGREEMENT OR YOUR PARTICIPATION IN THE PROGRAM, OR (Z) ANY TERMINATION OF THIS OPERATING AGREEMENT OR YOUR PARTICIPATION IN THE PROGRAM.

19. Disputes

Any dispute relating in any way to the Program or this Operating Agreement will be resolved by binding arbitration, rather than in court, except that you may assert claims in small claims court if your claims qualify. The Federal Arbitration Act and federal arbitration law and the laws of the state of Washington, without regard to principles of conflict of laws, will govern this Operating Agreement and any dispute of any sort that might arise between you and us.

There is no judge or jury in arbitration, and court review of an arbitration award is limited. However, an arbitrator can award on an individual basis the same damages and relief as a court (including injunctive and declaratory relief or statutory damages), and must follow the terms of this Operating Agreement as a court would.

To begin an arbitration proceeding, you must send a letter requesting arbitration and describing your claim to our registered agent, Corporation Service Company, 300 Deschutes Way SW, Suite 304, Tumwater, WA 98051. The arbitration will be conducted by the American Arbitration Association ("AAA") under its rules, including the AAA’s Supplementary Procedures for Consumer-Related Disputes. The AAA’s rules are available at www.adr.org or by calling 1-800-778-7879. Payment of all filing, administration and arbitrator fees will be governed by the AAA’s rules. We will reimburse those fees for claims totaling less than $10,000 unless the arbitrator determines the claims are frivolous. Likewise, we will not seek attorneys’ fees and costs in arbitration unless the arbitrator determines the claims are frivolous. You may choose to have the arbitration conducted by telephone, based on written submissions, or in person in the county where you live or at another mutually agreed location.

We each agree that any dispute resolution proceedings will be conducted only on an individual basis and not in a class, consolidated or representative action. If for any reason a claim proceeds in court rather than in arbitration, we each waive any right to a jury trial. We also both agree that you or we may bring suit in court to enjoin infringement or other misuse of intellectual property rights.

Notwithstanding anything to the contrary in this Operating Agreement, we may seek injunctive or other relief in any state, federal, or national court of competent jurisdiction for any actual or alleged infringement of our or any other person or entity’s intellectual property or proprietary rights. You further acknowledge and agree that our rights in the Content are of a special, unique, extraordinary character, giving them peculiar value, the loss of which cannot be readily estimated or adequately compensated for in monetary damages.

20. Miscellaneous

You acknowledge and agree that we and our affiliates may at any time (directly or indirectly) solicit customer referrals on terms that may differ from those contained in this Operating Agreement or operate sites that are similar to or compete with your site. You may not assign this Operating Agreement, by operation of law or otherwise, without our express prior written approval. Subject to that restriction, this Operating Agreement will be binding on, inure to the benefit of, and be enforceable against the parties and their respective successors and assigns. Our failure to enforce your strict performance of any provision of this Operating Agreement will not constitute a waiver of our right to subsequently enforce such provision or any other provision of this Operating Agreement. In the event of any conflict between this Operating Agreement and the Operational Documentation, the Associates Program Excluded Products page will control over this Operating Agreement, which will control over the remainder of the Operational Documentation. If you are enrolled to use the Product Advertising API and in the event of any conflict between this Operating Agreement and the License Agreement, this Operating Agreement will control except that the License Agreement will control with respect to your use of the Product Advertising API, Data Feed, and Product Advertising Content (each as defined in the License Agreement). Whenever used in this Operating Agreement, the terms “include(s),” “including,” “e.g.,” and “for example” mean, respectively, “include(s), without limitation,” “including, without limitation,” “e.g., without limitation,” and “for example, without limitation.” Any determinations or updates that may be made by us, any actions that may be taken by us, and any approvals that may be given by us under this Operating Agreement, may be made, taken, or given in our sole discretion.